Contacts:
URS Corporation Sam Ramraj Vice President, Investor Relations (415) 774-2700	Sard Verbinnen & Co Jamie Tully/Delia Cannan (212) 687-8080

URS CORPORATION REPORTS SECOND QUARTER 2014 RESULTS

•	Revenues $2.6 billion; Net Income $88 million, up 31% from Q2 2013
•	Operating Income $138 million, down 5% from Q2 2013
•	GAAP Earnings Per Share (“GAAP EPS”) $1.27, up 40% from Q2 2013
•	Cash Flow from Operations $394 million, compared to $40 million in Q2 2013
•	Cash Earnings per Share1 (“Cash EPS”) $1.50, up 29% from Q2 2013
•	Ends quarter with $22.4 billion Book of Business, including $10.6 billion in Backlog
•	Declared quarterly dividend of $0.22 per common share

SAN FRANCISCO, CA – August 12, 2014 – URS Corporation (NYSE: URS) today reported its financial results for the second quarter of fiscal 2014, which ended on July 4, 2014.

As previously announced, on July 11, shortly after the quarter closed, URS and AECOM Technology Corporation (NYSE: ACM) executed a definitive agreement under which AECOM will acquire all outstanding shares of URS for a combination of cash and stock.  The transaction is subject to customary closing conditions, including regulatory approvals, approval by URS stockholders of the merger agreement, and approval by AECOM stockholders of the issuance of shares in the transaction.  On August 4, 2014, the Federal Trade Commission granted URS and AECOM early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.  The transaction is currently expected to close in October 2014.  Additional information on the transaction can be found at http://aecom-urs.com/.

______________________________
1 A non-GAAP measure.

Commenting on the recently announced combination with AECOM, Martin M. Koffel, Chairman and Chief Executive Officer said: “We look forward to completing the compelling strategic combination with AECOM.  The transaction will provide URS stockholders with significant, immediate value and the ability to participate in the future prospects of the combined company, which we expect will be even better positioned to compete for major, complex projects across a diverse range of end markets and geographic regions, and to capitalize on the growth opportunities across our markets.”

Commenting on the quarter, Mr. Koffel stated: “The operational momentum that we reported last quarter has continued and we generated strong cash flow in the second quarter.  Operating cash flow for the first half of 2014 is almost triple that of the same period last year.  While revenues decreased from last year’s second quarter, partially as a result of the continued wind-down of our successful chemical demilitarization contracts, we are seeing positive long-term trends and increasing bidding opportunities across all of our key market sectors.  We remain confident in our outlook for the year.”

Second Quarter 2014 Results

Revenues for the quarter ended July 4, 2014 were $2.6 billion, compared with $2.8 billion in the second quarter of 2013.  Operating income for the second quarter of 2014 was $138 million, compared with $145 million in the corresponding period of the prior year.

Net Income was $88 million, a 31% increase from $67 million reported in the second quarter last year.  GAAP EPS for the second quarter of 2014 was $1.27, a 40% increase from $0.91 in the same period last year.

Results for the second quarter included pre-tax charges of $8 million related to severance and office consolidation costs and expenses of $3 million related to the pending acquisition by AECOM.  These charges had a $0.10 impact on GAAP EPS.  Revenues generated from URS’ chemical demilitarization contracts for the second quarter of 2014 were $117 million, compared to $147 million for the second quarter of 2013.  Operating income from these contracts for the second quarter of 2014 was $49 million, compared to $54 million for the second quarter of 2013.

Second quarter 2014 Cash EPS was $1.50, a 29% increase from Cash EPS of $1.16 in the second quarter of 2013.  EBITDA was $179 million for the quarter, down 7% from $193 million in the same period last year.

A reconciliation of Cash EPS to GAAP EPS and EBITDA to GAAP Net Income for the three and six month periods ended July 4, 2014, is attached to this release and available on the investor relations page of URS’ website at www.urs.com.

The Company’s backlog was $10.6 billion at the end of the second quarter of 2014, compared to $11.3 billion on January 3, 2014, the last day of the Company’s 2013 fiscal year.  The Company ended the quarter with a book of business of $22.4 billion, compared to $22.8 billion as of January 3, 2014.

The Company’s effective income tax rate for the three months ended July 4, 2014 decreased to 10.8% from 32.3% for the three months ended June 28, 2013.  The lower rate was primarily attributable to tax benefits, discrete to the quarter, aggregating approximately $9 million recognized from the reorganization of Canadian affiliates that enabled the Company to apply losses incurred in certain legal entities against profits recognized in others, and aggregating approximately $13 million from entering into service agreements with foreign affiliates that enabled the Company to recognize accumulated losses previously isolated in those affiliates.

Quarterly Results for Primary Market Sectors

Federal sector revenues in the second quarter of 2014 were $826 million, compared to $953 million in the same quarter last year.  During the quarter, URS generated revenues of $117 million from chemical demilitarization contracts compared to $147 million for the second quarter of 2013.  Revenues from these contracts are declining as some of these facilities transition from the operations phase to the closure phase.  This impacted the year-over-year quarterly comparison.  Conditions in the federal sector continue to improve and with the 2014 Department of Defense budget appropriations in place, federal customers are increasing the number of new bidding opportunities.  URS has won a number of major new contracts since the beginning of the year, which is reflected in the $474 million increase in URS’ Federal Services book of business in the first half of 2014.  In addition, revenues from work providing management and operations services to the U.S. Department of Energy (“DOE”) increased during the quarter, primarily reflecting an incentive award for the early achievement of project milestones at a DOE site in Tennessee.

During the quarter, URS continued to leverage its experience with the U.S. government to expand its international work, which has been an important element of its federal strategy.  In June 2014, URS announced that, as part of a partnership with Capita, it had entered into a contract with the U.K. Ministry of Defence to manage the U.K.’s national and international defence estate portfolio.  This contract is valued at approximately £400 million, or $670 million, to the partnership over the ten-year base period.

Infrastructure sector revenues for the second quarter of 2014 were $488 million, essentially unchanged from $489 million in the second quarter of 2013.  URS remains encouraged by the outlook for the infrastructure sector based on improving budgets in many U.S. states, the recent passage of federal legislation to fund the Highway Trust Fund, which supports highway and mass-transit projects through May 2015, and the anticipated resurgence of the U.K. infrastructure market, where URS is strongly positioned.

During the quarter, URS benefitted from revenues for work repairing infrastructure in the northeastern United States that was damaged by Hurricane Sandy, activity on a large dam construction project in Illinois and sustained demand for work on transportation projects.

Oil & Gas sector revenues for the second quarter were $697 million, compared to $797 million in the same quarter last year, primarily reflecting the completion in 2013 of a large construction project in the Canadian oil sands, which had generated significant revenues in the second quarter of fiscal year 2013.  While some Canadian customers have delayed funding for new capital programs due to uncertainty over takeaway capacity and the Keystone XL pipeline, activity on pipeline upgrade and tie-in projects to support current production in Canada remains steady.  In addition, URS’ oil & gas business continues to grow in the U.S., where there was seasonally strong activity in the onshore production, processing and pipeline markets.  Increased drilling in the Permian Basin is also generating robust rig moving and fluid hauling activity.  The abundance of low cost natural gas is driving work on LNG terminals and export facilities, and URS is well positioned to support clients on new pipeline construction projects to connect U.S. resource basins with these export facilities.  The Company continues to expect growing demand to sustain the pace of this work for the remainder of the year and is encouraged by current bidding activity, recent awards and the results of our operational improvement program.

Power sector revenues for the second quarter of 2014 were $253 million, compared to $261 million in the second quarter last year.  This decrease primarily reflected the timing of maintenance work at a nuclear power plant and completion in 2013 of an air quality control project.

URS’ long-term outlook for the power sector remains positive.  While further economic recovery will be needed before there is a full turnaround in the market, several areas of the market remain strong.  In particular, URS continues to see steady demand for emissions control services.  The Company had increased revenues from several new air quality control projects in the second quarter.  Second quarter revenues were also driven by upgrade and reinforcement projects at nuclear power plants to help utilities meet the Nuclear Regulatory Commission’s post-Fukushima safety requirements.  URS is one of the few firms with the technical capabilities to support the entire multi-decade process to decommission, dismantle and clean-up nuclear sites.

Industrial sector revenues were $291 million for the second quarter of 2013, essentially flat with $292 million in the second quarter of 2013.

URS’ outlook for this market sector is positive and is supported by the acceleration of U.S. manufacturing activity as companies take advantage of low cost energy and gas-related feedstock prices, favorable labor costs and high productivity rates.  During the quarter, for example, URS benefitted from increased revenues from construction work on a fertilizer plant in Iowa.  URS expects revenues for this project to be approximately $400 million over two years.

Six-Month Results

Revenues for the first six months of 2014 were $5.1 billion, compared with $5.6 billion recorded during the first six months of 2013.  Operating income for the first six months of 2014 was $225 million, compared with $298 million reported in the year-ago period.

Net Income was $115 million, compared to $139 million reported in the first half of 2013.  GAAP EPS for the first six months of 2014 was $1.63, compared to $1.87 in first six months of last year.

Results for the first six months of 2014 included pre-tax charges of $11 million related to severance and office consolidation costs and expenses of $3 million related to the pending acquisition by AECOM as discussed previously, which had a $0.12 impact on GAAP EPS.  Revenues generated from URS’ chemical demilitarization contracts for the first six months of 2014 were $206 million, compared to $398 million for the first six months of 2013.  Operating income from these contracts for the first six months of 2014 was $71 million, compared to $144 million for the first six months of 2013.

Cash EPS for the first six months of 2014 was $2.09, compared with Cash EPS of $2.38 in the first half of fiscal 2013.  EBITDA was $310 million for the first six months of 2014, compared to $396 million for the same period last year.

The Company’s effective income tax rate for the six months ended July 4, 2014 decreased to 20.7% from 32.5% for the six months ended June 28, 2013, attributable in large part to the same tax benefits, discrete to the second quarter, described above.

Business Segment Results

In addition to providing consolidated financial results, URS reports separate financial information for its four segments: Infrastructure & Environment, Federal Services, Energy & Construction, and Oil & Gas.  Effective with the beginning of fiscal year 2014, the Company’s Global Management and Operations Services Group, which was a component of its Energy & Construction Division in fiscal year 2013, is operated and managed by its Federal Services Division.  The Company also realigned a portion of its facility construction, process engineering, and operations and maintenance services provided to the oil and gas industry among its Oil & Gas, Infrastructure & Environment, and Energy & Construction Divisions.

The Company revised and conformed the prior year segment amounts to its current year presentation to reflect the realignment of its operations among its divisions.

Infrastructure & Environment.  For the second quarter of 2014, the Infrastructure & Environment segment reported revenues of $824 million and operating income of $52 million, compared to revenues of $947 million and operating income of $60 million for the corresponding period in 2013.

Federal Services.  For the second quarter of 2014, the Federal Services segment reported revenues of $728 million and operating income of $95 million, compared to revenues of $790 million and an operating income of $89 million for the corresponding period in 2013.

Energy & Construction.  For the second quarter of 2014, the Energy & Construction segment reported revenues of $562 million and operating income of $16 million, compared to revenues of $641 million and an operating income of $21 million for the corresponding period in 2013.

Oil & Gas.  For the second quarter of 2014, the Oil & Gas segment reported revenues of $463 million and operating income of $2 million, compared to revenues of $459 million and an operating loss of $2 million for the corresponding period in 2013.

Quarterly Dividend

On August 8, 2014, the Company declared a quarterly cash dividend of $0.22 per common share.  The dividend will be paid on October 10, 2014 to stockholders of record as of September 19, 2014.

URS Corporation (NYSE: URS) is a leading provider of engineering, construction, and technical services for public agencies and private sector companies around the world.  The company offers a full range of program management; planning, design and engineering; systems engineering and technical assistance; construction and construction management; operations and maintenance; management and operations; information technology; and decommissioning and closure services.  URS provides services for federal, oil and gas, infrastructure, power, and industrial projects and programs.  Headquartered in San Francisco, URS Corporation has more than 50,000 employees in a network of offices in nearly 50 countries (www.urs.com).

TABLES TO FOLLOW
###

Statements contained in this earnings release that are not historical facts may constitute forward-looking statements, including statements relating to the positioning of URS and AECOM to compete for major, complex projects across a diverse range of end markets and geographic regions, and to capitalize on the growth opportunities across our markets, the benefits of the proposed transaction with AECOM, the expected timetable for completing the proposed transaction with AECOM, future revenues, financial outlook and dividends, future backlog and book of business, and other future business, economic and industry trends and conditions.  We believe that our expectations are reasonable and are based on reasonable assumptions; however, we caution against relying on any of our forward-looking statements as such forward-looking statements by their nature involve risks and uncertainties.  A variety of factors, including but not limited to the following, could cause our business and financial results, as well as the timing of events, to differ materially from those expressed or implied in our forward-looking statements:  declines in the economy or client spending; federal sequestration and budget issues; failure to raise the federal debt ceiling; unusually severe weather conditions; changes in our book of business; our compliance with government regulations; integration of acquisitions; employee, agent or partner misconduct; our ability to procure government contracts; liabilities for pending and future litigation; environmental liabilities; changes in oil, natural gas and other commodity prices; availability of bonding and insurance; our reliance on government appropriations; unilateral termination provisions in government contracts; impairment of our goodwill; our ability to make accurate estimates and assumptions; our accounting policies; workforce utilization; our and our partners’ ability to bid on, win, perform and renew contracts and projects; our dependence on partners, subcontractors and suppliers; customer payment defaults; our ability to recover on claims; impact of target and fixed-priced contracts on earnings; the inherent dangers at our project sites; the impact of changes in laws and regulations; nuclear indemnifications and insurance; misstatements in expert reports; a decline in defense spending; industry competition; our ability to attract and retain key individuals; retirement plan obligations; our leveraged position and the ability to service our debt; restrictive covenants in finance arrangements; risks associated with international operations; business activities in high security risk countries; information technology risks; natural and man-made disaster risks; our relationships with labor unions; our ability to protect our intellectual property rights; anti-takeover risks; risks associated with the ability to consummate the proposed transaction with AECOM and the timing of the closing of the proposed transaction; the failure to obtain the necessary debt financing arrangements set forth in the commitment letter received in connection with the proposed transaction with AECOM; the interest rate on any borrowings incurred in connection with the proposed transaction with AECOM; the impact of the indebtedness incurred to finance the proposed transaction with AECOM; the ability to successfully integrate our operations and employees with AECOM; the ability to realize anticipated benefits and synergies of the proposed transaction with AECOM; the potential impact of announcement of the proposed transaction with AECOM or consummation of the transaction on relationships, including with employees, customers and competitors; the outcome of any legal proceedings that have been or may be instituted against URS and/or AECOM and others following announcement of the proposed transaction; the ability to retain key personnel; the amount of the costs, fees, expenses and charges related to the proposed transaction and the actual terms of the financings that will be obtained for the proposed transaction with AECOM; and other factors discussed more fully in our Form 10-K for the period ended January 3, 2014, as well as in other reports subsequently filed from time to time with the United States Securities and Exchange Commission by URS and AECOM.  The forward-looking statements represent our current intentions as of the date on which they were made and we assume no obligation to revise or update any forward-looking statements.

Additional Information about the Proposed Transaction and Where to Find It

In connection with the proposed transaction, on August 1, 2014, AECOM filed with the SEC a registration statement on Form S-4 that included a joint proxy statement of AECOM and URS that also constitutes a prospectus of AECOM.  Investors and security holders are urged to read the joint proxy statement/prospectus (including the definitive joint proxy statement/prospectus when it becomes available) and other relevant documents filed with the SEC, when they become available, because they will contain important information about the proposed transaction.

Investors and security holders may obtain free copies of these documents, when they become available, and other documents filed with the SEC at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by AECOM by contacting AECOM Investor Relations at 1-213-593-8000. Investors and security holders may obtain free copies of the documents filed with the SEC by URS by contacting URS Investor Relations at 877-877-8970. Additionally, information about the transaction is available online at www.aecom-urs.com.

AECOM and URS and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about AECOM’s directors and executive officers is available in AECOM’s proxy statement for its 2014 Annual Meeting of Stockholders filed with the SEC on January 24, 2014. Information about URS’s directors and executive officers is available in URS’s proxy statement for its 2014 Annual Meeting of Stockholders filed with the SEC on April 17, 2014. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the merger when they become available. Investors should read the joint proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from AECOM or URS using the sources indicated above.

This press release and the referenced company websites shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

URS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED
(In millions, except per share data)

	July 4, 2014	January 3, 2014
ASSETS
Current assets:
Cash and cash equivalents	$283	$284
Accounts receivable, including retentions of $139 and $117, respectively	1,374	1,393
Costs and accrued earnings in excess of billings on contracts	1,537	1,521
Less receivable allowances	(59)	(65)
Net accounts receivable	2,852	2,849
Other current assets	231	258
Total current assets	3,366	3,391
Investments in and advances to unconsolidated joint ventures	244	245
Property and equipment, net of accumulated depreciation of $715 and $676, respectively	592	608
Intangible assets, net	523	570
Goodwill	3,709	3,696
Other long-term assets	221	208
Total assets	$8,655	$8,718
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$51	$45
Accounts payable and subcontractors payable, including retentions of $29 and $29, respectively	692	688
Accrued salaries and employee benefits	523	507
Billings in excess of costs and accrued earnings on contracts	222	233
Other current liabilities	327	366
Total current liabilities	1,815	1,839
Long-term debt	1,779	1,667
Deferred tax liabilities	428	444
Self-insurance reserves	128	127
Pension and post-retirement benefit obligations	281	286
Other long-term liabilities	136	128
Total liabilities	4,567	4,491
Commitments and contingencies
URS stockholders’ equity:
Preferred stock, authorized 3 shares; no shares outstanding	—	—
Common stock, par value $.01; authorized 200 shares; 89 and 89 shares issued, respectively; and 69 and 75 shares outstanding, respectively	1	1
Treasury stock, 20 and 14 shares at cost, respectively	(854)	(588)
Additional paid-in capital	3,059	3,038
Accumulated other comprehensive loss	(178)	(201)
Retained earnings	1,915	1,831
Total URS stockholders’ equity	3,943	4,081
Noncontrolling interests	145	146
Total stockholders’ equity	4,088	4,227
Total liabilities and stockholders’ equity	$8,655	$8,718

URS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED
(In millions, except per share data)

	Three Months Ended		Six Months Ended
	July 4,	June 28,	July 4,	June 28,
	2014	2013	2014	2013

Revenues	$2,555	$2,792	$5,092	$5,595
Cost of revenues	(2,407)	(2,642)	(4,854)	(5,293)
General and administrative expenses	(27)	(23)	(49)	(46)
Equity in income of unconsolidated joint ventures	17	18	36	42
Operating income	138	145	225	298
Interest expense	(18)	(21)	(36)	(42)
Other income (expenses)	1	(3)	(3)	(6)
Income before income taxes	121	121	186	250
Income tax expense	(13)	(39)	(39)	(81)
Net income including noncontrolling interests	108	82	147	169
Noncontrolling interests in income of consolidated subsidiaries	(20)	(15)	(32)	(30)
Net income attributable to URS	$88	$67	$115	$139

Earnings per share:
Basic	$1.28	$0.91	$1.64	$1.88
Diluted	$1.27	$0.91	$1.63	$1.87
Weighted-average shares outstanding:
Basic	68.3	73.8	69.9	74.1
Diluted	68.8	74.0	70.5	74.4

Cash dividends declared per share	$0.22	$0.21	$0.44	$0.42

URS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED
(In millions)

	Three Months Ended		Six Months Ended
	July 4,	June 28,	July 4,	June 28,
	2014	2013	2014	2013
Cash flows from operating activities:
Net income including noncontrolling interests	$108	$82	$147	$169
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	36	39	71	79
Amortization of intangible assets	24	27	49	55
Gain on disposal of property and equipment	(13)	(9)	(14)	(10)
Deferred income taxes	(3)	19	(10)	12
Stock-based compensation	12	12	18	23
Equity in income of unconsolidated joint ventures	(17)	(18)	(36)	(42)
Dividends received from unconsolidated joint ventures	25	29	44	52
Changes in operating assets, liabilities and other, net of effects of business acquisitions:
Accounts receivable and costs and accrued earnings in excess of billings on contracts	142	39	6	129
Other current assets	9	21	11	25
Other long-term assets	(15)	(31)	(6)	(122)
Accounts payable, accrued salaries and employee benefits, and other current liabilities	101	(151)	(2)	(281)
Billings in excess of costs and accrued earnings on contracts	(21)	(10)	(14)	(25)
Other long-term liabilities	6	(9)	(2)	26
Total adjustments and changes	286	(42)	115	(79)
Net cash from operating activities	394	40	262	90
Cash flows from investing activities:
Proceeds from disposal of property and equipment	29	23	33	26
Changes in restricted cash	2	—	3	2
Capital expenditures, less equipment purchased through capital leases and equipment notes	(27)	(21)	(42)	(46)
Net cash from investing activities	4	2	(6)	(18)

URS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS – UNAUDITED (continued)
(In millions)

	Three Months Ended		Six Months Ended
	July 4,	June 28,	July 4,	June 28,
	2014	2013	2014	2013
Cash flows from financing activities:
Payments on long-term debt	(1)	(1)	(3)	(2)
Borrowings from revolving line of credit	167	603	663	858
Payments on revolving line of credit	(472)	(588)	(581)	(823)
Net payments on other indebtedness	(6)	(17)	(11)	(24)
Net change in overdrafts	(1)	18	1	(13)
Excess tax benefits from stock-based compensation	—	2	—	2
Proceeds from employee stock purchases and exercises of stock options	1	7	2	13
Distributions to noncontrolling interests	(22)	(17)	(36)	(32)
Dividends paid	(16)	(16)	(31)	(31)
Repurchases of common stock	—	(48)	(266)	(93)
Net cash from financing activities	(350)	(57)	(262)	(145)
Net change in cash and cash equivalents	48	(15)	(6)	(73)
Effect of foreign exchange rate changes on cash and cash equivalents	4	—	5	(8)
Cash and cash equivalents at beginning of period	231	249	284	315
Cash and cash equivalents at end of period	$283	$234	$283	$234

Supplemental information:
Interest paid	$8	$34	$36	$40
Taxes paid	$28	$88	$34	$98

Supplemental schedule of non-cash investing and financing activities:
Equipment acquired with capital lease obligations and equipment note obligations	$12	$11	$31	$29
Cash dividends declared but not paid	$17	$16	$17	$16

URS CORPORATION AND SUBSIDIARIES
RECONCILIATION SCHEDULES OF GAAP TO NON-GAAP MEASURES

Cash EPS and earnings before interest, taxes, depreciation, and amortization (“EBITDA”) in the tables below are not computed in accordance with generally accepted accounting principles (“GAAP”). These non-GAAP measures are useful to us, and may be useful to investors, because they permit a comparison of the actual or expected performance of our ongoing business.  Cash EPS and EBITDA should not be used as substitutes for diluted EPS and net income prepared in conformity with GAAP, or as a GAAP measure of profitability or cash flows.

Below are the reconciliations of Cash EPS and EBITDA to GAAP diluted EPS and net income for three and six months ended July 4, 2014 and June 28, 2013, respectively.

	Three Months Ended		Six Months Ended
	July 4, 2014	June 28, 2013	July 4, 2014	June 28, 2013
(In millions, except per share data)
Cash EPS	$1.50	$1.16	$2.09	$2.38
Intangible amortization expense, net of tax(1)	(0.23)	(0.25)	(0.46)	(0.51)
Diluted EPS	$1.27	$0.91	$1.63	$1.87

(1)
Amounts are net of tax effects of $0.12 and $0.11 for the quarters ended July 4, 2014 and June 28, 2013, respectively, and $0.24 and $0.22 for the six months ended July 4, 2014 and June 28, 2013, respectively.

	Three Months Ended		Six Months Ended
	July 4, 2014	June 28, 2013	July 4, 2014	June 28, 2013
(In millions)
EBITDA	$179	$193	$310	$396
Interest expense	(18)	(21)	(36)	(42)
Income tax expense	(13)	(39)	(39)	(81)
Depreciation and amortization	(36)	(39)	(71)	(79)
Amortization of intangible assets	(24)	(27)	(49)	(55)
Net income attributable to URS	$88	$67	$115	$139

URS CORPORATION AND SUBSIDIARIES
BOOK OF BUSINESS

(In millions)	Infrastructure & Environment	Federal Services	Energy & Construction	Oil & Gas	Total
As of July 4, 2014
Backlog	$3,041	$4,227	$3,029	$327	$10,624
Option years	137	3,469	76	—	3,682
Indefinite delivery contracts	2,868	3,946	236	1,062	8,112
Total book of business	$6,046	$11,642	$3,341	$1,389	$22,418

As of January 3, 2014(1)
Backlog	$2,851	$4,284	$3,705	$462	$11,302
Option years	146	3,734	76	—	3,956
Indefinite delivery contracts	3,081	3,150	131	1,187	7,549
Total book of business	$6,078	$11,168	$3,912	$1,649	$22,807

(1)	We revised the prior period amounts to conform to our current period presentation to reflect the realignment of our operations among our divisions.

	July 4,	January 3,
(In millions)	2014	2014
Backlog by market sector:
Federal	$4,795	$4,891
Infrastructure	2,667	2,683
Oil & Gas	897	1,102
Power	1,074	1,339
Industrial	1,191	1,287
Total backlog	$10,624	$11,302

URS CORPORATION AND SUBSIDIARIES
REVENUES AND OPERATING INCOME (LOSS) BY DIVISION

	Three Months Ended		Six Months Ended
(In millions)	July 4,	June 28,	July 4,	June 28,
	2014	2013	2014	2013
Revenues (1)
Infrastructure & Environment	$824	$947	$1,674	$1,845
Federal Services	728	790	1,377	1,697
Energy & Construction	562	641	1,106	1,179
Oil & Gas	463	459	977	967
Inter-segment eliminations	(22)	(45)	(42)	(93)
Total revenues	$2,555	$2,792	$5,092	$5,595

Operating Income (1)
Infrastructure & Environment	$52	$60	$87	$100
Federal Services	95	89	152	204
Energy & Construction	16	21	22	33
Oil & Gas	2	(2)	13	7
Corporate	(27)	(23)	(49)	(46)
Total operating income	$138	$145	$225	$298

(1)	We revised the prior period amounts to conform to our current period presentation to reflect the realignment of our operations among our divisions.

URS CORPORATION AND SUBSIDIARIES
REVENUE BREAKDOWN BY DIVISION AND MARKET SECTOR

Amounts shown in the table below are net of eliminations.

(In millions)	Federal	Infrastructure	Oil and Gas	Power	Industrial	Total
Three months ended July 4, 2014
Infrastructure & Environment	$97	$403	$97	$64	$156	$817
Federal Services	725	—	—	—	2	727
Energy & Construction	4	85	149	183	130	551
Oil & Gas	—	—	451	6	3	460
Total	$826	$488	$697	$253	$291	$2,555

Six months ended July 4, 2014
Infrastructure & Environment	$196	$826	$203	$119	$317	$1,661
Federal Services	1,372	—	—	—	3	1,375
Energy & Construction	7	152	302	382	245	1,088
Oil & Gas	1	—	950	12	5	968
Total	$1,576	$978	$1,455	$513	$570	$5,092

Three months ended June 28, 2013 (1)
Infrastructure & Environment	$163	$421	$113	$66	$169	$932
Federal Services	788	—	—	—	2	790
Energy & Construction	2	68	252	189	119	630
Oil & Gas	—	—	432	6	2	440
Total	$953	$489	$797	$261	$292	$2,792

Six months ended June 28, 2013 (1)
Infrastructure & Environment	$326	$804	$227	$106	$339	$1,802
Federal Services	1,690	—	—	—	5	1,695
Energy & Construction	5	121	443	357	225	1,151
Oil & Gas	—	—	930	12	5	947
Total	$2,021	$925	$1,600	$475	$574	$5,595

(1)	We revised the prior period amounts to conform to our current period presentation to reflect the realignment of our operations among our divisions.